Exhibit 99.2

Liberty Global Announces $700 Million Financing

On J:COM Equity Interest

Englewood, Colorado — May 22, 2007: Liberty Global, Inc. (“Liberty Global”) (Nasdaq: LBTYA, LBTYB and LBTYK) today announces that it has received a commitment (the “Commitment”) for a loan of at least $700 million (or its equivalent) secured by the shares and assets of a newly incorporated company (“Newco”), which will indirectly hold Liberty Global’s current indirect interests in Jupiter Telecommunications Co., Ltd. (“J:COM”) (JASDAQ: 4817), the largest broadband communications provider in Japan. The Commitment, while subject to documentation and customary conditions precedent, is fully underwritten by Citi. Syndication is expected to be completed in the third quarter of 2007.

Mike Fries, President and Chief Executive Officer of Liberty Global, stated, “This transaction enables us to effectively increase leverage and thereby optimize equity returns on our approximate 37% interest in J:COM, and at the same time provide us with significant incremental liquidity of at least $700 million. We remain very pleased with J:COM’s management team and its operating performance, and we expect to be long-term shareholders in the business.”

About Liberty Global, Inc.

Liberty Global is the leading international cable operator offering advanced video, voice, and Internet access services to connect its customers to the world of entertainment, communications and information.  As of March 31, 2007, Liberty Global operated state-of-the-art broadband communications networks that served approximately 16 million customers in 17 countries principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant media and programming businesses such as Chellomedia in Europe.

Forward-Looking Statements: Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including our ability to consummate the transaction announced herein in accordance with the disclosed terms, changes in exchange rates, and other factors that may impact the U.S. dollar value of the proceeds to be received. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, please visit www.lgi.com or contact:

Christopher Noyes	Hanne Wolf
Investor Relations – Denver	Corporate Communications – Denver
303.220.6693	303.220.6678

Iván Nash Vila	Bert Holtkamp
Investor Relations – Europe	Corporate Communications – Europe
+41 44 277 97 38	+31 20 778 9447